Exhibit B-182


                                 MYRpower, Inc.

                           Written Consent in Lieu of
                     Organizational Meeting of Incorporators
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       The  undersigned,  being  the sole  incorporator  of  MYRpower,  Inc.,  a
Delaware corporation (the "Corporation"), hereby takes the following actions by written consent, in lieu of an organizational meeting of the incorporators, pursuant to Section 108(c) of the Delaware Business Corporation Law, and waives any notice whatsoever required to be given in connection therewith:

             1. Approval of Certificate of Incorporation. The filing of the Certificate of Incorporation of the Corporation in the office of the Secretary of State of the State of Delaware on April 19, 2000 is ratified and approved.

             2. Adoption of By-laws. The form of By-laws attached hereto as Exhibit A is adopted as the By-laws of the Corporation.

             3. Election of Directors. There shall initially be two (2) directors of the Corporation. The following persons are hereby elected as the directors of the Corporation, to serve until the first annual meeting of the stockholders of the Corporation or until their successors shall have been duly elected and qualified in accordance with the By-laws of the Corporation.

                              William S. Skibitsky
                                 Byron D. Nelson

Dated as of April 19, 2000




                                           -------------------------------
                                           Byron D. Nelson
                                           Sole Incorporator